Exhibit 99.1

Stereotaxis Closes $18.5 Million Private Placement Financings

ST. LOUIS, MO, May 11, 2012— Stereotaxis, Inc. (NASDAQ: STXS) today announced the Company has completed its previously announced private offering of common stock and private offering of unsecured, subordinated, convertible promissory debentures for gross proceeds of $18.5 million. Stereotaxis plans to use a portion of the net proceeds from the common stock offering to repay $7 million of the revolving Silicon Valley Bank (SVB) credit facility guaranteed by Alafi Capital and Sanderling Venture Partners and the balance of the proceeds of that offering and of the debenture offering for working capital, and for general corporate purposes.

Upon the closing of the financing transactions, the Company also announced an amendment to its credit agreement with SVB to extend its revolving credit facility to March 31, 2013. The revolving line of credit was decreased from $20 million to $13 million after pay down of $7 million of the guaranteed portion, but otherwise has similar terms and conditions to previous agreements with SVB.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital's interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis' core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey™ portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular mapping catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com.

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, in each case on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Robert Jones	Senior Vice President,
314-678-6007	646-445-4801 / 646-201-5447	Marketing & Business
Development
314-678-6111

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